Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-160446 on Form S-4 of our report dated February 23, 2009 (May 11, 2009 as to the effects of the retrospective adoption of SFAS No. 160) (which expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of the provisions of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” on January 1, 2006 and Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” on January 1, 2007 and the retrospective adoption of Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51,” which became effective on January 1, 2009) relating to the consolidated financial statements of Cellco Partnership d/b/a Verizon Wireless appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

New York, New York

October 9, 2009